                                                                                                    Exhibit 12



                                CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         (Dollars in Millions)



                                           Six Months                     Year Ended December 31,
                                              Ended      --------------------------------------------------
                                          June 30, 1998     1997       1996      1995       1994       1993
                                         --------------- --------   --------  --------   --------   -------

Net Income before Cumulative Effect
 of  Changes in Accounting Principles (1) .   $ 1,077    $ 3,256    $ 2,607   $   930    $ 1,693    $ 1,265

Income Tax Expense                                663      2,428      2,624     1,094      1,322      1,389

Distributions (Less Than)
Greater Than Equity in Earnings of
 Less Than 50% Owned Affiliates                   (55)       (70)        29        (5)        (3)         6

Minority Interest                                   4         11          4         -          3         (2)

Previously Capitalized Interest
 Charged to Earnings During Period                 14         28         24        47         32         20

Interest and Debt Expense                         236        405        471       557        453        390

Interest Portion of Rentals (2)                    99        167        158       148        156        169
                                              -------    -------    -------   -------    -------    -------

Earnings before Provisions for
   Taxes and Fixed Charges                    $ 2,038    $ 6,225    $ 5,917   $ 2,771    $ 3,656    $ 3,237
                                              =======    =======    =======   =======    =======    =======

Interest and Debt Expense                     $   236    $   405    $   471   $   557    $   453    $   390

Interest Portion of Rentals (2)                    99        167        158       148        156        169

Capitalized Interest                               24         82        108       141         80         60
                                              -------    -------    -------   -------    -------    -------

   Total Fixed Charges                        $   359    $   654    $   737   $   846    $   689    $   619
                                              =======    =======    =======   =======    =======    =======


                                              =======    =======    =======   =======    =======    =======
Ratio of Earnings to Fixed Charges               5.68       9.52       8.03      3.28       5.31       5.23
                                              =======    =======    =======   =======    =======    =======

(1) The information for 1995 and thereafter reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2) Calculated as one-third of rentals.


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